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                                                                      Exhibit 18

May 12, 2000

Paxar Corporation
105 Corporate Park Drive
White Plains, NY 10604

Re: Form 10-Q Report for the quarter ended March 31, 2000.

Gentlemen:

This letter is written to meet the requirements of Regulation S-K calling for a letter from a registrant's independent accountants whenever there has been a change in accounting principle or practice.

We have been informed that, as of January 1, 2000, the Company changed its method of determining the cost of inventory for the Monarch U.S. business unit from LIFO (Last In First Out) to FIFO (First In First Out). According to the management of the Company, this change results in a closer matching of costs and revenue as costs have been declining and it is the primary method used in the industry in which Monarch operates.

A complete coordinated set of financial and reporting standards for determining the preferability of accounting principles among acceptable alternative principles has not been established by the accounting profession. Thus, we cannot make an objective determination of whether the change in accounting described in the preceding paragraph is to a preferable method. However, we have reviewed the pertinent factors, including those related to financial reporting, in this particular case on a subjective basis, and our opinion stated below is based on our determination made in this manner.

We are of the opinion that the Company's change in method of accounting is to an acceptable alternative method of accounting, which, based upon the reasons stated for the change and our discussions with you, is also preferable under the circumstances in this particular case. In arriving at this opinion, we have relied on the business judgment and business planning of your management.

We have not audited the application of this change to the financial statements of any period. Further, we have not examined and do not express any opinion with respect to your financial statements for the three months ended March 31, 2000.

Very truly yours,




Arthur Andersen LLP



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